Shareholder meeting results (Unaudited)
January 26, 2012 annual meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      Votes for 				Votes withheld

Ravi Akhoury 			118,279,552 			4,046,338
Barbara M. Baumann 		118,442,711 			3,883,180
Jameson A. Baxter 		118,389,697 			3,936,194
Charles B. Curtis 		118,280,747 			4,045,144
Robert J. Darretta 		118,458,063 			3,867,828
John A. Hill 			118,373,477 			3,952,413
Paul L. Joskow 			118,404,043 			3,921,848
Elizabeth T. Kennan 		118,104,131 			4,221,760
Kenneth R. Leibler 		118,448,880 			3,877,011
George Putnam, III 		117,778,383 			4,547,508
Robert E. Patterson 		118,345,648 			3,980,243
Robert L. Reynolds 		118,429,363 			3,896,528
W. Thomas Stephens 		118,312,602 			4,013,288

All tabulations are rounded to the nearest whole number.